Exhibit 15.1

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

For purposes of this section, Athena Pubco B.V. is referred to as “Allego” and Allego Holding B.V. is referred to as “Allego Holding”.

Introduction

The following unaudited pro forma condensed combined financial information is provided to aid you in your analysis of the financial aspects of the Business Combination. The following unaudited pro forma condensed combined financial information presents the combination of the financial information of Spartan and Allego Holding B.V. (“Allego Holding”) adjusted to give effect to the Business Combination and related transactions. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.”

The unaudited pro forma condensed combined statement of financial position as of June 30, 2021, gives pro forma effect to the Business Combination as if it had been consummated as of that date. The unaudited pro forma condensed combined income statement for the twelve months ended December 31, 2020 and the unaudited pro forma condensed combined income statement for the six months ended June 30, 2021 give pro forma effect to the Business Combination as if it had occurred as of January 1, 2020, the beginning of the earliest period presented.

The unaudited pro forma condensed combined financial information has been presented for illustrative purposes only and is not necessarily indicative of the financial position and results of operations that would have been achieved had the Business Combination and related transactions occurred on the dates indicated. Further, the unaudited pro forma condensed combined financial information may not be useful in predicting the future financial condition and results of operations of the post-combination company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of the unaudited pro forma condensed combined financial information and is subject to change as additional information becomes available and analyses are performed. This information should be read in conjunction with the audited financial statements of Spartan, incorporated by reference into this Report, and Allego Holding, included within this Report.

The unaudited pro forma condensed combined income statement for the twelve months ended December 31, 2020 has been prepared using the following:

•

the audited consolidated financial statements of Spartan as of December 31, 2020 and for the year then ended and the related notes thereto included in the Company’s Annual Report on the Form 10-K for the year ended December 31, 2020 incorporated by reference in this Report; and

•	the audited consolidated financial statements of Allego Holding as of December 31, 2020 and for the year then ended and the related notes thereto included within this Report.

The unaudited pro forma condensed combined statement of financial position as of June 30, 2021 and the unaudited pro forma condensed combined income statement for the six months ended June 30, 2021 have been prepared using the following:

•

the unaudited consolidated financial statements of Spartan as of June 30, 2021 and for the six months then ended and the related notes thereto included in the Company’s 10-Q filed August 3, 2021 and as restated in the Company’s 10-Q/A filed November 26, 2021; and

•	the unaudited consolidated financial statements of Allego Holding as of June 30, 2021 and for the six months then ended and the related notes thereto included within this Report.

The unaudited pro forma adjustments are based on information currently available. The assumptions and estimates underlying the unaudited pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the unaudited pro forma condensed combined financial information. Management of Allego Holding and Spartan have made significant estimates and assumptions in the determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these estimates, the final amounts recorded may differ materially from the information presented. This unaudited pro forma condensed combined financial information should be read in conjunction with the financial information included elsewhere in this Report.

Description of the Transaction

For a description of the Transaction and details of the Business Combination see “Explanatory Note.”

Anticipated Accounting Treatment

The Business Combination will be accounted for as a capital reorganization in accordance with IFRS. Under this method of accounting, Spartan will be treated as the “acquired” company for accounting purposes. As Spartan does not meet the definition of a business under IFRS, the net assets of Spartan will be stated at historical cost, with no goodwill or other intangible assets recorded. As a result of the Business Combination and related transactions, the existing shareholders of Allego Holding will continue to retain control through their majority ownership of Allego.

Allego Holding has been determined to be the accounting acquirer based on an evaluation of the following facts and circumstances:

•	Allego Holding’s shareholders have the largest voting interest in Allego;

•	Allego Holding’s senior management is the senior management of Allego;

•	The business of Allego Holding will comprise the ongoing operations of Allego; and

•	Allego Holding is the larger entity, in terms of substantive operations and employee base.

The Business Combination, which is not within the scope of IFRS 3 since Spartan does not meet the definition of a business in accordance with IFRS 3, is accounted for within the scope of IFRS 2. Any excess of the fair value of Allego Ordinary Shares issued to Spartan Stockholders over the fair value of Spartan’s identifiable net assets acquired represents compensation for the service of a stock exchange listing for its shares provided by Spartan and is expensed as incurred.

Basis of Pro Forma Presentation

The adjustments presented on the pro forma combined financial statements have been identified and presented to provide an understanding of Allego upon consummation of the Business Combination for illustrative purposes.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). We have elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the following unaudited pro forma condensed combined financial information.

The pro forma combined financial information is for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the unaudited pro forma combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that Allego will experience. Spartan and Allego Holding have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The historical financial information of Spartan has been adjusted to give effect to the initial public offering of Spartan and the differences between U.S. GAAP and IFRS for the purposes of the combined pro forma financial information. The initial public offering of Spartan occurred on February 11, 2021. The financial impact of the sale of 55,200,000 Units has been included in a separate column as an adjustment to the historical financial information of Spartan. The only adjustment required to convert Spartan’s financial statements from U.S. GAAP to IFRS for purposes of the combined pro forma financial information was to reclassify shares of Spartan Class A Common Stock subject to redemption to non-current liabilities in accordance with IFRS. The adjustments presented in the pro forma combined financial information have been identified and presented to provide relevant information necessary for an accurate understanding of Allego after giving effect to the Business Combination.

We have assessed the Option Agreement and the other Mega-E Transactions, each as defined in the February 2 Prospectus section entitled “Certain Relationships and Related Persons Transactions” and concluded that the call option is a derivative; however the value of the option at inception approximates fair value. As a result there is no impact to the pro-forma financial information related to this call option.

PRO FORMA CONDENSED COMBINED STATEMENT OF FINANCIAL POSITION AS OF

JUNE 30, 2021

(UNAUDITED)

(in EUR thousands unless otherwise denoted)

	Allego Holding Historical IFRS	Spartan Historical, as Converted		IFRS Policy and Presentation Alignment		Transaction Accounting Adjustments		Pro Forma Combined

					FN		FN
		USD	EUR(1)
ASSETS
Non-Current Assets
Property, plant and equipment	44,710	—	—	—		—		44,710
Intangible assets	2,744	—	—	—		—		2,744
Right-of-use assets	12,684	—	—	—		—		12,684
Deferred tax assets	722	—	—	—		—		722
Other financial assets	18,530	—	—	—		—		18,530
Investments held in trust account	—	552,036	465,932	—		(465,932)	(4)	—
Other non-current assets	—	—	—	—		—		—

Total non-current assets	79,390	552,036	465,932	—		(465,932)		79,390

Current Assets
Inventories	5,196	—	—	—		—		5,196
Prepayments	9,637	—	—	1,089	(2)	—		10,726
Trade and other receivables	47,092	—	—	—		—		47,092
Contract assets	—	—	—	—		—		—
Other financial assets	1,730	—	—	—		—		1,730
Cash and cash equivalents	6,010	680	574	—		105,570	(4)	112,154
Deferred offering cost	—	—	—	—		—		—
Prepaid expenses	—	1,291	1,089	(1,089)	(2)	—		—

Total current assets	69,665	1,971	1,663	—		105,570		176,898

Total Assets	149,055	554,007	467,595	—		(360,362)		256,288

	Allego Holding Historical IFRS	Spartan Historical, as Converted		IFRS Policy and Presentation Alignment		Transaction Accounting Adjustments		Pro Forma Combined
					FN		FN
		USD	EUR(1)
EQUITY AND LIABILITIES
Equity
Share capital	1	—	—	1	(2)	31,973	(5)	31,975
Share premium	36,415	—	—	—		272,089	(6)	308,504
Reserves	2,590	—	—	—		—		2,590
Retained earnings	(135,120)	—	—	(44,538)	(2)	(81,804)	(7)	(261,462)
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—	—	—		—		—
Class A common stock, $0.0001 par value; 250,000,000 shares authorized; none issued and outstanding	—	—	—	—		—		—
Class B common stock, $0.0001 par value; 20,000,000 shares authorized; 13,800,000 shares issued and outstanding	—	1	1	(1)	(2)	—		—
Additional paid-in capital	—	—	—	—		—		—
Accumulated deficit	—	(52,769)	(44,538)	44,538	(2)	—		—

Total equity	(96,114)	(52,768)	(44,537)	—		222,258		81,607

Commitments and Contingencies
Class A common stock, $0.0001 par value; 49,726,570 Shares subject to possible Redemption at $10.00 per share	—	552,000	465,901	(465,901)	(3)	—		—
Non-current liabilities
Borrowings	188,426	—	—	465,901	(3)	(562,179)	(8)	92,148
Lease liabilities	11,211	—	—	—		—		11,211
Deferred tax liabilities	—	—	—	—		—		—
Provisions	149	—	—	—		—		149
Warrants	—	30,556	25,790	—		—		25,790
Deferred underwriting commissions	—	19,320	16,306	—		(16,306)	(4)	—

Total non-current liabilities	199,786	49,876	42,096	465,901		(578,485)		129,298

Current liabilities
Trade and other payables	29,947	—	—	4,135	(2)	(4,135)	(4)	29,947
Accounts payable	—	17	14	(14)	(2)	—		—
Current tax liabilities	830	—	—	—		—		830
Contract liabilities	12,658	—	—	—		—		12,658
Accrued expenses	—	4,784	4,038	(4,038)	(2)	—		—
Franchise tax payable	—	98	83	(83)	(2)	—		—
Lease liabilities	1,813	—	—	—		—		1,813
Provisions	135	—	—	—		—		135
Notes payable	—	—	—	—		—		—

Total current liabilities	45,383	4,899	4,135	—		(4,135)		45,383

Total liabilities	245,169	54,775	46,231	465,901		(582,620)		174,681

Total liabilities and equity	149,055	554,007	467,595	—		(360,362)		256,288

Pro Forma Adjustments to the Unaudited Condensed Combined Statement of Financial Position

The adjustments included in the unaudited condensed combined statement of financial position as of June 30, 2021 are as follows:

IFRS Policy and Presentation Alignment

(1)

The historical financial information of Spartan was prepared in accordance with U.S. GAAP and presented in USD. The historical financial information was translated from USD to EUR using the historical closing exchange rate, as of June 30, 2021, of $1.18 per EUR.

(2)	Reflects the reclassification adjustments to align Spartan’s historical financial statement balances with the presentation of Allego Holding’s financial statements.

(3)

Reflects the U.S. GAAP to IFRS conversion adjustment related to the reclassification of Spartan’s historical mezzanine equity (Spartan Class A Common Stock subject to possible redemption) into Non-current Liabilities (Borrowings).

Transaction Accounting Adjustments

(4)	Reflects pro forma adjustments to cash to reflect the following:

Reclassification of cash held in trust account	465,932
Proceeds from PIPE	126,604
Payment of cash in exchange for the redemption of approximately 54 million Spartan Class A Shares	(456,584)
Payment of deferred underwriting commission	(16,306)
Payment of transaction costs incurred after June 30, 2021 in connection with the Business Combination	(9,941)
Payment of outstanding payables of Spartan	(4,135)

Total Cash Adjustment	105,570

(5)	Reflects adjustments to share capital for the following items:

a.	Elimination of historical Allego Holding share capital;

b.	The issuance of 236.5 million Allego Ordinary Shares to shareholders of Allego Holding immediately prior to the Share Contribution;

c.	The issuance of 15 million Allego Ordinary Shares to PIPE investors in exchange for $150 million / €126.6 million;

d.	The issuance of 14.9 million Allego Ordinary Shares in exchange for 1.1 million unredeemed shares of Spartan Class A Common Stock and 13.8 million shares of Spartan Founders Stock; and

e.	The elimination of historical pro forma share capital of Spartan.

Allego Ordinary Shares have a nominal value of €0.12 per share. The table below sets forth the amounts for each item described above and the total share capital adjustment amount:

Issuance of 236.5 million Allego Ordinary Shares to shareholders of Allego Holding immediately prior to the Share Contribution	28,386
Issuance of 15 million Allego Ordinary Shares to PIPE investors	1,800
Issuance of 14.9 million Allego Ordinary Shares to Spartan Stockholders	1,789
Elimination of historical Allego Holding share capital	(1)
Elimination of historical pro forma Spartan share capital	(1)

Total Share Capital Adjustment	31,973

(6)	Reflects adjustments to share premium for the following items:

a.	The reduction in share premium corresponding to the elimination of historical share capital of Allego Holding and issuance of Allego Ordinary Shares;

b.	Share premium for the amount of the PIPE investment over the nominal share value of Allego Ordinary Shares issued;

c.	The fair value of Allego Ordinary Shares issued to Spartan Stockholders, less the nominal share value of Allego Ordinary Shares issued;

d.

The capitalization within share premium of certain qualifying transaction costs. Adjustment (4) above reflects the total payment of approximately €9.9 million for transaction costs incurred after June 30, 2021 which are not already included within the historical figures. Of this additional amount approximately €0.1 million qualifies to be capitalized within share premium;

e.	Immediately prior to the Closing all of Allego Holding’s outstanding shareholder loans will be converted into equity. As no new shares will be issued the full amount is an increase to share premium.

The table below sets forth the amounts for each item described and the total share premium adjustments amount:

Offset to share premium in the amount of share capital for Allego Ordinary Shares issued to shareholders of Allego Holding immediately prior to the Share Contribution, less historical Allego Holding share capital	(28,385)
PIPE Investment of $150 million / €126.6 million, less the nominal share value of shares issued	124,804
Fair value of Allego Ordinary Shares issued to Spartan Stockholders, less the nominal share value of shares issued	79,493
Portion of transaction costs incurred after June 30, 2021 in connection with the Business Combination which is capitalized wtihin share premium	(100)
Conversion of Allego Holding shareholder loans into equity	96,277

Total Share Premium Adjustment	272,089

(7)	Reflects adjustments to retained earnings for the following items:

a.	The elimination of historical Spartan retained earnings;

b.

The recording of an expense in accordance with IFRS 2 for the excess of fair value of shares issued to Spartan Stockholders over the fair value of Spartan’s identifiable net assets acquired, representing compensation for services; and

c.	The portion of transaction costs incurred in connection with the Business Combination which is not offset in share premium as seen in adjustment (6) above.

The table below sets forth the amounts for each item described and the total retained earnings adjustment amount:

Elimination of historical Spartan retained earnings	44,538
Expense arising under IFRS 2 for the excess of the fair value of shares issued to Spartan Stockholders over and above the fair value of Spartan’s identifiable net assets	(116,501)
Portion of transaction costs incurred in connection with the Business Combination which is expensed	(9,841)

Total Retained Earnings Adjustment	(81,804)

(8)	Reflects adjustments to borrowings for the following items:

a.	The elimination of shares held for redemption, included within Borrowings, which are all either redeemed by shareholders or converted into Allego Ordinary Shares

b.	Immediately prior to the Closing all of Allego Holding’s outstanding shareholder loans will be converted into equity.

The table below sets forth the amounts for each item described and the total borrowings adjustment amount:

Elimination of historical shares held for redemption	(465,901)
Conversion of Allego Holding shareholder loans into equity	(96,277)

Total Borrowings Adjustment	(562,179)

PRO FORMA CONDENSED COMBINED INCOME STATEMENT

FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2020

(UNAUDITED)

(in EUR thousands unless otherwise denoted)

	Allego Holding Historical IFRS	Spartan Historical	Spartan IPO Adjustments	Spartan Historical Pro Forma, as Converted		IFRS Policy and Presentation Alignment		Transaction Accounting Adjustments		Pro Forma Combined
		U.S. GAAP					FN		FN
		USD	USD	USD	EUR(1)
Revenue from contracts with customers
Charging sessions	14,879	—	—	—	—	—		—		14,879
Service revenue from the sale of charging equipment	15,207	—	—	—	—	—		—		15,207
Service revenue from installation services	12,313	—	—	—	—	—		—		12,313
Service revenue from the operation and maintenance of charging equipment	1,850	—	—	—	—	—		—		1,850
Total revenue from contracts with customers	44,249	—	—	—	—	—		—		44,249
Cost of sales (excluding depreciation and amortization expenses)	(30,954)	—	—	—	—	—		—		(30,954)

Gross profit	13,295	—	—	—	—	—		—		13,295
Other income/(expenses)	5,429	—	(1,068)	(1,086)	(936)	—		(116,501)	(4)	(112,008)
Selling and distribution expenses	(3,919)	—	—	—	—	—		—		(3,919)
General and administrative expenses	(47,468)	(2)	—	(2)	(2)	(20)	(2)	(228,877)	(3)	(276,367)
Franchise expenses	—	—	(23)	(23)	(20)	20	(2)	—		—

Operating loss	(32,663)	(2)	(1,091)	(1,093)	(958)	—		(345,378)		(378,999)
Finance costs	(11,282)	—	—	—	—	—		—		(11,282)

Loss before income tax	(43,945)	(2)	(1,091)	(1,093)	(958)	—		(345,378)		(390,281)
Income tax	689	—	—	—	—	—		—		689

Loss for the year	(43,256)	(2)	(1,091)	(1,093)	(958)	—		(345,378)		(389,592)

Attributable to:
Equity holders of the Company	(43,256)	(2)	(1,091)	(1,093)	(958)	—		(345,378)		(389,592)

Loss per share:
Basic and diluted loss per ordinary share										(1.46)

Pro Forma Adjustments to the Unaudited Condensed Combined Income Statement

The adjustments included in the unaudited condensed combined income statement for the twelve months ended December 31, 2020 are as follows:

IFRS Policy and Presentation Alignment

(1)

The historical financial information of Spartan was prepared in accordance with U.S. GAAP and presented in USD. The historical financial information was translated from USD to EUR using the average exchange rate over the period, of $1.14 per EUR.

(2)	Reflects the reclassification adjustments to align Spartan’s historical financial statement balances with the presentation of Allego Holding’s financial statements.

Transaction Accounting Adjustments

(3)	Reflects adjustments to general and administrative expenses for the following items:

a.

The additional expense to be recognized by Allego Holding related to the share-based payments made in exchange for consulting services and key management compensation equaling €217.9 million of equity-settled share-based compensation, less the €7.1 million of expense already included within the income statement of Allego Holding.

b.

Transaction costs incurred by Spartan and Allego in connection with the Business Combination in the amount of approximately €18.7 million. Of these costs approximately €0.6 million are included as a reduction to share capital. The remaining amount of approximately €18.1 million is expensed through Other income/(expense).

Equity-settled portion of share-based expense for consulting fees and key management compensation	(217,921)
Share-based expense already included within the income statement of Allego Holding	7,100
Portion of transaction costs incurred in connection with the Business Combination which is expensed	(18,056)

General and Administrative Expenses Adjustment	(228,877)

(4)

Reflects adjustments to Other income/(expense) for the excess of the fair value of Allego Ordinary Shares issued over the fair value of Spartan’s identifiable net assets acquired recognized in other income/(expenses) in accordance with IFRS 2 in the amount of €116.5 million. A one percent change in Spartan’s market price per share would result in a change of €0.8 million in the estimated expense.

Expense arising under IFRS 2 for the excess of the fair value of shares issued to Spartan Stockholders over and above the fair value of Spartan’s identifiable net assets	(116,501)

Other income/(expense) Adjustment	(116,501)

PRO FORMA CONDENSED COMBINED INCOME STATEMENT

FOR THE SIX MONTHS ENDED JUNE 30, 2021

(UNAUDITED)

(in EUR thousands unless otherwise denoted)

	Allego Holding Historical IFRS	Spartan Historical	Spartan IPO Adjustments	Spartan Historical Pro Forma, as Converted		IFRS Policy and Presentation Alignment		Transaction Accounting Adjustments		Pro Forma Combined

		U.S. GAAP					FN		FN
		USD	USD	USD	EUR(1)
Revenue from contracts with customers
Charging sessions		—	—	—	—	—		—
Service revenue from the sale of charging equipment		—	—	—	—	—		—
Service revenue from installation services		—	—	—	—	—		—
Service revenue from operation and maintenance of charging equipment		—	—	—	—	—		—
Total revenue from contracts with customers	20,418	—	—	—	—	—		—		20,418
Cost of sales (excluding depreciation and amortization expenses)	(13,705)	—	—	—	—	—		—		(13,705)

Gross profit	6,713	—	—	—	—	—		—		6,713
Other income/(expenses)	2,322	1,082	1,068	2,151	1,785	—		(36)	(4)	4,071
Selling and distribution expenses	(1,142)	—	—	—	—	—		—		(1,142)
General and administrative expenses	(126,908)	(5,120)	—	(5,120)	(4,250)	(62)	(2)	113,034	(3)	(18,186)
Franchise expenses	—	(97)	23	(74)	(62)	62	(2)	—		—

Operating loss	(119,015)	(4,135)	1,091	(3,043)	(2,527)	—		112,998		(8,544)
Finance costs	(7,031)	—	—	—	—	—		—		(7,031)

Loss before income tax	(126,046)	(4,135)	1,091	(3,043)	(2,527)	—		112,998		(15,575)
Income tax	(597)	—	—	—	—	—		—		(597)

Loss for the period	(126,643)	(4,135)	1,091	(3,043)	(2,527)	—		112,998		(16,172)

Attributable to:
Equity holders of the Company	(126,643)	(4,135)	1,091	(3,043)	(2,527)	—		112,998		(16,172)

Loss per share:
Basic and diluted loss per ordinary share										(0.06)

Pro Forma Adjustments to the Unaudited Condensed Combined Income Statement

The adjustments included in the unaudited condensed combined income statement for the six months ended June 30, 2021 are as follows:

IFRS Policy and Presentation Alignment

(1)

The historical financial information of Spartan was prepared in accordance with U.S. GAAP and presented in USD. The historical financial information was translated from USD to EUR using the average exchange rate over the period, of $1.21 per EUR.

(2)	Reflects the reclassification adjustments to align Spartan’s historical financial statement balances with the presentation of Allego Holding’s financial statements.

Transaction Accounting Adjustments

(3)

Reflects the removal of expenses recognized in the historical financial statements of Allego and Spartan for the six months ended June 30, 2021 related to the share-based payment for consulting fees and key management consultation as well as transaction costs incurred in connection with the Business Combination. These amounts are fully recognized in the pro forma condensed combined income statement for the twelve months ended December 31, 2020.

Removal of share-based expenses recognized in the current period related to the consulting fees and key management compensation	104,819
Elimination of transaction cost expensed in the period which are recognized in the 2020 pro forma income statement	8,215

General and Administrative Expenses Adjustment	113,034

(4)	Reflects adjustments to Other income/(expense) to eliminate interest income earned on the trust account.

Elimination of interest income earned on the balance held within the trust account	(36)

Other income/(expense) Adjustment	(36)

Net Loss Per Share

Represents the net loss per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination, assuming the shares were outstanding since January 1, 2020. As the Business Combination and related equity transactions are being reflected as if they had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for basic and diluted net income (loss) per share assumes that the shares issuable relating to the Business Combination have been outstanding for the entirety of the period presented.

The unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of redemption into cash of Spartan Class A Common stock for the year ended December 31, 2020 and the six months ended June 30, 2021:

	Year Ended December 31, 2020	Six Months Ended June 30, 2021
Net loss attributable to equity holders of the company (in EUR thousands)	(389,592)	(16,172)
Basic and diluted pro forma weighted average number of shares outstanding[1]	266,451,882	266,451,882
Net loss per share attributable to equity holders of the company, basic and diluted	(1.46)	(0.06)

(1)	Excludes public and private warrants exercisable for 13,800,000 and 9,360,000 shares, respectively, as their impact is antidilutive.